UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 18, 2006
SAFENET, INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-20634	52-1287752
(Commission	(IRS Employer
File Number)	Identification No.)
4690 Millennium Drive
Belcamp, Maryland 21017
(Address of Principal Executive Offices) (Zip Code)
(443) 327-1200
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure
      The information in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.
Current Outlook for Third Quarter 2006
      The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this announcement. Further, these statements may be impacted by the final results of the Company’s investigation of its past stock option granting practices and any related additional compensation expense associated with the expensing of stock options in accordance with FAS 123R.
      For the quarter ending September 30, 2006, consistent with original financial guidance, the Company continues to expect to achieve revenues in the range of $70 to $74 million.
      As a result of its efforts to complete its review and file its restated financial statements for the impacted periods in an expeditious manner, the Company may incur costs totaling approximately $12 million during Fiscal Year 2006, which is $7 million higher than the original expectation. This estimated total represents some additional expenses associated with keeping to an accelerated timetable and reflects the fact that, while the Company believes at least some of this total will be reimbursed by insurance, a final determination is yet to be made. As a result, the Company at this time is taking a conservative position and is not assuming that any reimbursement will occur. Approximately $6 million of these expenses will be incurred during the third quarter 2006, which is $3.5 million higher than the original expectation.
      Second, due to the success of the KIV-7M link encryptor product, the Company will write-down its legacy KIV-7 link encryptor inventory and record non-cash charges of approximately $2 million.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 18, 2006

SAFENET, INC.
By:	/s/ Anthony A. Caputo
Anthony A. Caputo,
Chairman and Chief Executive Officer